Exhibit 10.1

EMPLOYMENT AGREEMENT

     This Employment Agreement (“Agreement”) is made and entered into on this 28th day of October, effective as of May 1, 2004, by and between Correctional Properties Trust, a Maryland real estate investment trust (the “Company”), and Charles R. Jones (the “Executive”).

R E C I T A L S

     A. The Executive is currently employed as the President and Chief Executive Officer of the Company.

     B. The Executive possesses intimate knowledge of the business and affairs of the Company, its policies, methods and personnel.

     C. The Board of Trustees of the Company (the “Board”) recognizes that the Executive has contributed to the growth and success of the Company, and desires to assure the Company of the Executive’s continued employment and to compensate him therefor.

     D. The Board has determined that this Agreement will reinforce and encourage the Executive’s continued attention and dedication to the Company.

     E. The Executive is willing to make his services available to the Company and on the terms and conditions hereinafter set forth.

AGREEMENT

     NOW, THEREFORE, in consideration of the premises and mutual covenants set forth herein, the parties agree as follows:

     1. Employment.

          1.1 Employment and Term. The Company hereby agrees to employ the Executive and the Executive hereby agrees to serve the Company on the terms and conditions set forth herein.

          1.2 Duties of Executive. During the Term of Employment under this Agreement, the Executive shall serve as the President and Chief Executive Officer of the Company, shall faithfully and diligently perform all services as may be assigned to him by the Board (provided that, such services shall not materially differ from the services currently provided by the Executive), and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote his full time and attention to the business and affairs of the Company, render such services to the best of his ability, and use his reasonable best efforts to promote the interests of the Company. Notwithstanding the foregoing or any other provision of this Agreement, it shall not be a breach or violation of this Agreement for the Executive to (i) serve on civic or charitable boards or committees, (ii) deliver lectures or fulfill speaking engagements, or (iii) manage personal investments, so long as such activities do not significantly interfere with or significantly detract from the performance of the

Executive’s responsibilities to the Company in accordance with this Agreement. The Executive may not accept any employment, consulting or other engagements for which the Executive will receive compensation of any kind without the prior approval of the compensation committee of the Board (the “Compensation Committee”), including without limitation, serving on the board of directors of any corporation not affiliated with the Company.

     2. Term.

          2.1 Term. The Term of Employment (as defined below) under this Agreement, and the employment of the Executive hereunder, shall expire on April 30, 2009, unless sooner terminated in accordance with Section 5 hereof.

          2.2 Term of Employment and Expiration Date. The period during which the Executive shall be employed by the Company pursuant to the terms of this Agreement is sometimes referred to in this Agreement as the “Term of Employment”, and the date on which the Term of Employment shall expire, is sometimes referred to in this Agreement as the “Expiration Date”.

     3. Compensation.

          3.1 Base Salary. The Executive shall receive a base salary for each calendar year at the annual rate set forth below (the “Base Salary”) during the Term of Employment, with such Base Salary payable in installments consistent with the Company’s normal payroll schedule, subject to applicable withholding and other taxes. The Base Salary for each calendar year during the Term of Employment shall be as follows:

Calendar Year Beginning	Base Salary
January 1, 2004	$315,000
January 1, 2005	$330,000
January 1, 2006	$350,000
January 1, 2007	$375,000
January 1, 2008	$400,000
January 1, 2009	$400,000

          3.2 Bonuses.

               a. During the Term of Employment, the Executive shall be eligible for an annual cash bonus from 0% to 60% of the Base Salary in effect as of the beginning of each Bonus Period (as defined in Section 3.2(e) below) with a minimum bonus for achieving minimum expectations of the Compensation Committee of 15% of the Base Salary in effect as of the beginning of that Bonus Period (the “Cash Bonus”). The Compensation Committee will establish its minimum expectations and annual objectives for the Executive for each Bonus Period and communicate those expectations and objectives to the Executive in an executive session of the Committee.

               b. The Executive shall be eligible for an annual long-term incentive Bonus of up to 150% of the Base Salary in effect as of the beginning of the Bonus Period (as defined in Section 3.2(e), below) reduced by the amount of the Cash Bonus payable with respect to the same Bonus Period, if any (the “Long-Term Bonus”), which may be paid in cash or may be awarded and paid pursuant to such plan or arrangement as the Company may from time to time establish. The Long-Term Bonus awards may be made subject to a vesting schedule and subject to the satisfaction of certain long-term performance criteria which the Compensation Committee may establish (and adjust) from time to time and communicate to the Executive. The Compensation Committee shall have the discretion to settle the Long-Term Bonus awards that become payable to the Executive in cash or equity interests of the Company.

               c. For the Bonus Period (as defined in Section 3.1(e) below) in which the Executive’s employment with the Company terminates for any reason other than by the Company for Cause under Section 5.1 hereof, the Company shall pay the Executive a pro rata portion (based upon the period ending on the date on which the Executive’s employment with the Company terminates) of the Cash Bonus otherwise payable under Section 3.2(a) and the Long-Term Bonus otherwise payable under Section 3.2(b) for the Bonus Period in which such termination of employment occurs. The Bonus Period shall be deemed to end on the last day of the fiscal quarter of the Company in which the Executive’s employment so terminates, and the business criteria for this short Bonus Period shall be annualized and shall be determined based upon unaudited financial information prepared in accordance with generally accepted accounting principles, applied consistently with prior periods, and reviewed and approved by the Compensation Committee of the Board. The Incentive Compensation described in this Section 3.2(c) is sometimes hereinafter referred to as the “Termination Year Bonus.”

               d. The Executive may receive such additional compensation, if any, as the Board may in its sole and absolute discretion determine.

               e. Any bonuses payable pursuant to this Section 3.2 are sometimes hereinafter referred to as “Incentive Compensation.” Each period for which Incentive Compensation is payable is sometimes hereinafter referred to as a “Bonus Period.” Unless otherwise specified by the Board or as provided in Section 3.2(c), the Bonus Period with respect to each Cash Bonus and each Long-Term Bonus shall be the calendar year.

               f. Any Incentive Compensation payable pursuant to this Section 3.2 shall be paid or awarded by the Company to the Executive within 2 1/2 months after the end of the Bonus Period for which it is payable.

     4. Expense Reimbursement and Other Benefits.

          4.1 Reimbursement of Expenses. Upon the submission of proper substantiation by the Executive, and subject to such rules and guidelines as the Company may from time to time adopt with respect to the reimbursement of expenses of executive personnel, the Company shall reimburse the Executive for all reasonable expenses actually paid or incurred by the Executive during the Term of Employment in the course of and pursuant to the business of the Company. The Executive shall account to the Company in writing for all expenses for which reimbursement is sought and shall supply to the Company copies of all relevant invoices, receipts or other evidence reasonably requested by the Company.

          4.2 Compensation/Benefit Programs. During the term of Employment, the Executive shall be entitled to participate in any medical, dental, hospitalization, accidental death and dismemberment, disability, travel and life insurance plans, and any other plans as are presently and hereinafter offered by the Company to its executive personnel, including any savings, pension, profit-sharing and deferred compensation plans, subject to the general eligibility and participation provisions set forth in such plans. The Company shall reimburse the Executive up to a total of $600 for each calendar year during the Term of Employment for insurance on the Executive’s life procured by the Executive for the benefit of the Executive or his heirs. The Executive shall not be entitled to any payment or stipend from the Company with respect to legal fees incurred by the Executive at any time in connection with this Agreement.

          4.3 Working Facilities. During the Term of Employment, the Company shall furnish the Executive with an office, secretarial help and such other facilities and services suitable to his position and adequate for the performance of his duties hereunder.

          4.4 Other Benefits. The Executive shall be entitled to four weeks of paid vacation each calendar year during the Term of Employment, to be taken at such times as the Executive and the Company shall mutually determine and provided that no vacation time shall significantly interfere with the duties required to be rendered by the Executive hereunder. Any vacation time not taken by Executive during any calendar year may not be carried forward into any succeeding calendar year. No payment will be made for unused vacation days upon termination of this Agreement for any reason. The Executive shall receive such additional benefits, if any, as the Board of the Company shall from time to time determine.

          4.5 Withholding. Anything in this Agreement to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or his estate or beneficiaries shall be subject to the withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company may, in its sole discretion, accept other provisions for payment of taxes and withholding as required by law, provided it is satisfied that all requirements of law affecting its responsibilities to withhold have been satisfied.

     5. Termination.

          5.1 Termination for Cause. The Company shall at all times have the right, upon written notice to the Executive, to terminate the Term of Employment, for Cause as defined below. For purposes of this Agreement, the term “Cause” shall mean (i) an action or omission of the Executive which constitutes a willful and material breach of, or willful and material failure or refusal (other than by reason of his disability or incapacity) to perform his duties under, this Agreement which is not cured within fifteen (15) days after receipt by the Executive of written notice of same, (ii) fraud, embezzlement, misappropriation of funds or breach of trust in connection with his services hereunder, (iii) a conviction of any crime which involves dishonesty or a breach of trust, (iv) indictment for any felony under federal or state law, or (v) gross negligence or neglect in connection with the performance of the Executive’s duties hereunder, which is not cured within fifteen (15) days after receipt by the Executive of written notice of same and which the Board in its reasonable discretion deems to be good and sufficient cause to terminate the Executive’s employment with the Company. Any termination for Cause shall be made by notice in writing to the Executive, which notice shall set forth in reasonable detail all acts or omissions upon which the Company is relying for such termination. The Executive shall have the right to address the Board regarding the acts set forth in the notice of termination. For purposes of this Section 5.1, any good faith determination by the Board of Cause shall be binding and conclusive on all interested parties. Upon any termination pursuant to this Section 5.1, the Company shall pay to the Executive any unpaid Base Salary through the date of termination. No Incentive Compensation shall be payable upon termination pursuant to this Section 5.1. Upon any termination effected and compensated pursuant to this Section 5.1, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1.

          5.2 Disability. In the event the Executive shall be unable, or fail, to perform the essential functions of his position, with or without reasonable accommodation, for any period of 90 days or more in any six-month period, the Company shall have the option, in accordance with applicable law, to terminate this Agreement upon written notice to the Executive. Upon termination pursuant to this Section 5.2, the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination specified in such notice, (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date on which the Executive first became disabled, and (iii) pay the Executive the Termination Year Bonus as provided in Section 3.2(c). Upon any termination effected and compensated pursuant to this Section 5.2, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however to the provisions of Section 4.1).

          5.3 Death. Upon the death of the Executive during the Term of Employment, the Company shall (i) pay to the estate of the deceased Executive any unpaid Base Salary through the Executive’s date of death, (ii) pay to the estate of the deceased Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the Executive’s date of death, and (iii) pay to the estate of the deceased Executive the Termination Year Bonus as provided in Section 3.2(c). Upon any termination effected and compensated pursuant to this Section 5.3, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of the Executive’s death, subject, however to the provisions of Section 4.1).

          5.4 Termination Without Cause. At any time the Company shall have the right to terminate the Term of Employment by written notice not less than thirty (30) days prior to the termination date, to the Executive. Upon any termination pursuant to this Section 5.4 (that is not a termination under any of Sections 5.1, 5.2, 5.3, 5.5 or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the date of termination specified in such notice, (ii) pay to the Executive the accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the date of the termination of the Executive’s employment with the Company, (iii) pay to the Executive the Termination Year Bonus as provided in Section 3.2(c), and (iv) continue to pay the Executive’s Base Salary for a period (the “Continuation Period”) through the date on which the Term of Employment would have ended pursuant to Section 2 hereof in the absence of an earlier termination pursuant to this Section 5. Upon any termination effected and compensated pursuant to this Section 5.4, the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

          5.5 Termination by Executive.

               a. The Executive shall at all times have the right, by written notice not less than thirty (30) days prior to the termination date, to terminate the Term of Employment.

               b. Upon termination of the Term of Employment pursuant to Section 5.5(a) (that is not a termination under Section 5.5c or 5.6), the Company shall (i) pay to the Executive any unpaid Base Salary through the effective date of termination of the Term of Employment specified in such notice and (ii) pay to the Executive his accrued but unpaid Incentive Compensation, if any, for any Bonus Period ending on or before the termination of Executive’s employment with the Company, and (iii) pay to the Executive the Termination Year Bonus as provided in Section 3.2(c). Upon any termination effected and compensated pursuant to this Section 5.5(b), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

               c. The Executive shall at all times have the right, by written notice not less than thirty (30) days prior to the termination date, to terminate the Term of Employment for Good Reason (as defined below).

               d. Upon termination of the Term of Employment pursuant to Section 5.5(c) (that is not a termination under Section 5.6), the Company shall pay to the Executive the same amounts that would have been payable or provided by the Company to the Executive under Section 5.4 of this Agreement if the Term of Employment had been terminated by the Company without Cause. Upon any termination effected and compensated pursuant to this Section 5.5(d), the Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

               e. For purposes of this Agreement, “Good Reason” shall mean (i) any action by the Company which results in a material diminution in the Executive’s position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive, and excluding the commencement of the Company’s employment of a President or Executive Vice President who assumes some of the Executive’s responsibilities and who reports to the Executive in his capacity as CEO; and (ii) any material failure by the Company to comply with any of the provisions of Article 3 of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive.

          5.6 Change in Control of the Company.

               a. In the event that (i) a Change in Control (as defined in paragraph (b) of this Section 5.6) in the Company shall occur during the Term of Employment, and (ii) prior to the earlier of the Expiration Date and one year after the date of the Change in Control, either (x) the Term of Employment is terminated by the Company without Cause, pursuant to Section 5.4 hereof or (y) the Executive terminates the Term of Employment for Good Reason as defined in Section 5.5(e) hereof, the Company shall (1) pay to the Executive any unpaid Base Salary through the effective date of termination, (2) pay to the Executive the Incentive Compensation, if any, not yet paid to the Executive for any year prior to such termination, at such time as the Incentive Compensation otherwise would have been payable to the Executive, (3) pay to the Executive as a single lump sum payment, within 30 days of the termination of his employment hereunder, a lump sum payment equal to the Base Salary through the Expiration Date and (4) unless otherwise provided in any agreement relating to the vesting of restricted stock or other equity of the Company granted to the Executive by the Company, the Executive’s equity awards, if any, shall immediately vest. The Company shall have no further liability hereunder (other than for reimbursement for reasonable business expenses incurred prior to the date of termination, subject, however, to the provisions of Section 4.1).

               b. For purposes of this Agreement, the term “Change in Control” shall mean:

                    (i) The acquisition by any Person of Beneficial Ownership (within the meaning of Rule 13d-3 promulgated under the Securities Exchange Act of 1934) of fifty-one percent (51%) or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that for purposes of this Section 5.6(b), the following acquisitions shall not constitute a Change of Control: (w) any acquisition directly from the Company; (x) any acquisition by the Company; (y) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any subsidiary of the Company; or (z) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (ii) below; or

                    (ii) Consummation of a reorganization, merger, statutory share exchange or consolidation or similar corporate transaction involving the Company or any of its subsidiaries, a sale or other disposition of all or substantially all of the assets of the Company, or the acquisition of assets or stock of another entity by the Company or any of its subsidiaries (each a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the Beneficial Owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than fifty percent (50%) of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any employee benefit plan of the Company or such corporation resulting from such Business Combination beneficially owns, directly or indirectly, fifty one percent (51%) or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or related trust or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination, and (C) at least a majority of the members of the Board of Directors of the corporation resulting from such Business Combination were members of the Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

                    (iii) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

               c. For purposes of Section 5.6(b), the term “Person” shall have the meaning ascribed to such term in Section 3(a)(9) of the Securities Exchange Act of 1934 and used in Sections 13(d) and 14(d) thereof, and shall include a “group” as defined in Section 13(d) thereof.

          5.7 Vesting of Equity Interests. Unless otherwise provided in any agreement relating to a grant of equity interests in the Company, which are subject to a future vesting, in the event of a termination pursuant to 5.2, 5.3, 5.4, or 5.5(c), the Executive shall become immediately vested in that portion of his then outstanding equity interests in the Company in the same manner and to the same extent as if his employment hereunder had terminated on the Expiration Date.

          5.8 Resignation. Upon any termination of employment pursuant to this Article 5, the Executive shall be deemed to have resigned (i) as an officer of the Company and its subsidiaries, and (ii) if the Executive was then serving as a Trustee of the Company or as a director or manager of any of its subsidiaries, as a Trustee of the Company and as a director or manager of its subsidiaries, and if required by the Board, the Executive shall upon such termination execute a resignation letter to the applicable board.

          5.9 Survival. The provisions of this Article 5 shall survive the termination of the Term of Employment or expiration of the term of this Agreement.

     6. Restrictive Covenants.

          6.1 Non-competition.

               a. At all times during the Restricted Period (as defined below), the Executive shall not, directly or indirectly, engage in any competition with, or have any interest in any sole proprietorship, corporation, company, partnership, association, venture or business or any other person or entity (whether as an employee, officer, director, partner, agent, security holder, creditor, consultant or otherwise) that directly or indirectly (or through any affiliated entity) a Competing Business (as defined below); provided that such provision shall not apply to the Executive’s ownership of equity interests of the Company or the acquisition by the Executive, solely as an investment, of securities of any issuer that is registered under Section 12(b) or 12(g) of the Securities Exchange Act of 1934, as amended, and that are listed or admitted for trading on any United States national securities exchange or that are quoted on the NASDAQ Stock Market, or any similar system or automated dissemination of quotations of securities prices in common use, so long as the Executive does not control, acquire a controlling interest in or become a member of a group which exercises direct or indirect control of, more than two percent (2%) of any class of capital stock of such corporation.

               b. For purposes of this Agreement, the “Restricted Period” shall be the Term of Employment and, if, and only if, the Term of Employment is terminated for any reason other than by the Executive for Good Reason (as defined in Section 5.5(e) hereof), the two (2) year period immediately following the termination date. Notwithstanding the foregoing, the Restricted Period shall end in the event that the Company fails to make any payments required by Article 5 hereof with 15 days of written notice from the Executive of such failure.

               c. For purposes of this Agreement, a Competing Business shall mean any real estate investment trust or other entity involved in the financing or ownership of correctional facilities or otherwise doing business which is competitive with any material business being conducted or pursued by the Company as of the day prior to the commencement of the Restricted Period.

          6.2 Confidential Information. The Executive shall not at any time divulge, communicate, use to the detriment of the Company or for the benefit of any other person or persons, or misuse in any way, any Confidential Information (as hereinafter defined) pertaining to the business of the Company. Any Confidential Information or data now or hereafter acquired by the Executive with respect to the business of the Company (which shall include, but not be limited to, information concerning the Company’s financial condition, prospects, technology, customers, suppliers, sources of leads and methods of doing business) shall be deemed a valuable, special and unique asset of the Company that is received by the Executive in confidence and as a fiduciary, and Executive shall remain a fiduciary to the Company with respect to all of such information. For purposes of this Agreement, “Confidential Information” means all trade secrets and information disclosed to the Executive or known by the Executive as a consequence of or through the unique position of his employment with the Company (including information conceived, originated, discovered or developed by the Executive and information acquired by the Company from others) prior to or after the date hereof, and not generally or publicly known (other than as a result of unauthorized disclosure by the Executive), about the Company or its business. Notwithstanding the foregoing, nothing herein shall be deemed to restrict the Executive from disclosing Confidential Information as required to perform his duties under this Agreement or to the extent required by law. Upon request by the Company, the Executive shall deliver promptly to the Company upon termination of his services for the Company, or at any time thereafter as the Company may request, all Company memoranda, notes, records, reports, manuals, drawings, designs, computer files in any media and other documents (and all copies thereof) containing such Confidential Information and all property of the Company or any other Company affiliate, which he may then possess or have under his control.

          6.3 Nonsolicitation of Employees and Customers. At all times during the Restricted Period, the Executive shall not, directly or indirectly, for himself or for any other person, firm, corporation, partnership, association or other entity (a) employ or attempt to employ or enter into any contractual arrangement with any employee or former employee of the Company, unless such employee or former employee has not been employed by the Company for a period in excess of six months, and/or (b) call on or solicit any of the actual or targeted prospective customers or clients of the Company on behalf of any person or entity in connection with any Competing Business nor shall the Executive make known the names and addresses of such clients or any information relating in any manner to the Company’s trade or business relationships with such customers, other than in connection with the performance of Executive’s duties under this Agreement.

          6.4 Ownership of Developments. All processes, concepts, techniques, inventions and works of authorship, including new contributions, improvements, formats, packages, programs, systems, machines, compositions of matter manufactured, developments, applications and discoveries, and all copyrights, patents, trade secrets, or other intellectual property rights associated therewith conceived, invented, made, developed or created by the Executive during the Term of Employment either during the course of performing work for the Company or its clients or which are related in any manner to the business (commercial or experimental) of the Company or its clients (collectively, the “Work Product”) shall belong exclusively to the Company and shall, to the extent possible, be considered a work made by the Executive for hire for the Company within the meaning of Title 17 of the United States Code. To the extent the Work Product may not be considered work made by the Executive for hire for the Company, the Executive agrees to assign, and automatically assign at the time of creation of the Work Product, without any requirement of further consideration, any right, title, or interest the Executive may have in such Work Product. Upon the request of the Company, the Executive shall take such further actions, including execution and delivery of instruments of conveyance, as may be appropriate to give full and proper effect to such assignment. The Executive shall further: (a) promptly disclose the Work Product to the Company; (b) assign to the Company, without additional compensation, all patent or other rights to such Work Product for the United States and foreign countries; (c) sign all papers necessary to carry out the foregoing; and (d) give testimony in support of his inventions, all at the sole cost and expense of the Company.

          6.5 Books and Records. All books, records, and accounts relating in any manner to the customers or clients of the Company, whether prepared by the Executive or otherwise coming into the Executive’s possession, shall be the exclusive property of the Company and shall be returned immediately to the Company on termination of the Executive’s employment hereunder or on the Company’s request at any time.

          6.6 Definition of Company. Solely for purposes of this Article 6, the term “Company” also shall include any existing or future subsidiaries of the Company that are operating during the time periods described herein and any other entities that directly or indirectly, through one or more intermediaries, control, are controlled by or are under common control with the Company during the periods described herein.

          6.7 Acknowledgment by Executive. The Executive acknowledges and confirms that the restrictive covenants contained in this Article 6 (including without limitation the length of the term of the provisions of this Article 6) are reasonably necessary to protect the legitimate business interests of the Company, and are not overbroad, overlong, or unfair and are not the result of overreaching, duress or coercion of any kind. The Executive further acknowledges and confirms that the compensation payable to the Executive under this Agreement is in consideration for the duties and obligations of the Executive hereunder, including the restrictive covenants contained in this Article 6, and that such compensation is sufficient, fair and reasonable. The Executive further acknowledges and confirms that his full, uninhibited and faithful observance of each of the covenants contained in this Article 6 will not cause him any undue hardship, financial or otherwise, and that enforcement of each of the covenants contained herein will not impair his ability to obtain employment commensurate with his abilities and on terms fully acceptable to him or otherwise to obtain income required for the comfortable support of him and his family and the satisfaction of the needs of his creditors. The Executive acknowledges and confirms that his special knowledge of the business of the Company is such as would cause the Company serious injury or loss if he were to use such ability and knowledge to the benefit of a competitor or were to compete with the Company in violation of the terms of this Article 6. The Executive further acknowledges that the restrictions contained in this Article 6 are intended to be, and shall be, for the benefit of and shall be enforceable by, the Company’s successors and assigns. The Executive expressly agrees that upon any breach or violation of the provisions of this Article 6, the Company shall be entitled, as a matter of right, in addition to any other rights or remedies it may have, to (a) temporary and/or permanent injunctive relief in any court of competent jurisdiction as described in Section 6.10 hereof, and (b) such damages as are provided at law or in equity. The existence of any claim or cause of action against the Company or its affiliates, whether predicated upon this Agreement or otherwise, shall not constitute a defense to the enforcement of the restrictions contained in this Article 6.

          6.8 Reformation by Court. In the event that a court of competent jurisdiction shall determine that any provision of this Article 6 is invalid or more restrictive than permitted under the governing law of such jurisdiction, then only as to enforcement of this Article 6 within the jurisdiction of such court, such provision shall be interpreted or reformed and enforced as if it provided for the maximum restriction permitted under such governing law.

          6.9 Extension of Time. If the Executive shall be in violation of any provision of this Article 6, then each time limitation set forth in this Article 6 shall be extended for a period of time equal to the period of time during which such violation or violations occur. If the Company seeks injunctive relief from such violation in any court, then the covenants set forth in this Article 6 shall be extended for a period of time equal to the pendency of such proceeding including all appeals by the Executive.

          6.10 Injunction. It is recognized and hereby acknowledged by the parties hereto that a breach by the Executive of any of the covenants contained in Article 6 of this Agreement will cause irreparable harm and damage to the Company, the monetary amount of which may be virtually impossible to ascertain. As a result, the Executive recognizes and hereby acknowledges that the Company shall be entitled to an injunction from any court of competent jurisdiction enjoining and restraining any violation of any or all of the covenants contained in Article 6 of this Agreement by the Executive or any of his affiliates, associates, partners or agents, either directly or indirectly, and that such right to injunction shall be cumulative and in addition to whatever other remedies the Company may possess.

          6.11 Survival. The provisions of this Article 6 shall survive the termination of the Term of Employment or expiration of the term of Agreement.

     7. Mediation. Except to the extent the Company has the right to seek an injunction under Section 6.10 hereof, in the event a dispute arises out of or relates to this Agreement, or the breach thereof, and if the dispute cannot be settled through negotiation, the parties hereby agree first to attempt in good faith to settle the dispute by mediation administered by the American Arbitration Association under its Employment Mediation Rules before resorting to arbitration pursuant to Section 8 hereof.

     8. Arbitration.

          8.1 Exclusive Remedy. The parties recognize that litigation in federal or state courts or before federal or state administrative agencies of disputes arising out of the Executive’s employment with the Company or out of this Agreement, or the Executive’s termination of employment or termination of this Agreement, may not be in the best interests of either the Executive or the Company, and may result in unnecessary costs, delays, complexities, and uncertainty. The parties agree that any dispute between the parties arising out of or relating to the Executive’s employment, or to the negotiation, execution, performance or termination of this Agreement or the Executive’s employment, including, but not limited to, any claim arising out of this Agreement, claims under Title VII of the Civil Rights Act of 1964, as amended, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act of 1990, Section 1981 of the Civil Rights Act of 1966, as amended, the Family Medical Leave Act, the Employee Retirement Income Security Act, and any similar federal, state or local law, statute, regulation, or any common law doctrine, whether that dispute arises during or after employment shall be resolved by arbitration in the Palm Beach County, Florida area, in accordance with the National Employment Arbitration Rules of the American Arbitration Association, as modified by the provisions of this Section 8. Except as set forth below with respect to Section 6 of this Agreement, the parties each further agree that the arbitration provisions of this Agreement shall provide each party with its exclusive remedy, and each party expressly waives any right it might have to seek redress in any other forum, except as otherwise expressly provided in this Agreement. Notwithstanding anything in this Agreement to the contrary, the provisions of this Section 8 shall not apply to any injunctions that may be sought with respect to disputes arising out of or relating to Section 6 of this Agreement. The parties acknowledge and agree that their obligations under this arbitration agreement survive the expiration or termination of this Agreement and continue after the termination of the employment relationship between the Executive and the Company. By election of arbitration as the means for final settlement of all claims, the parties hereby waive their respective rights to, and agree not to, sue each other in any action in a Federal, State or local court with respect to such claims, but may seek to enforce in court an arbitration award rendered pursuant to this Agreement. The parties specifically agree to waive their respective rights to a trial by jury, and further agree that no demand, request or motion will be made for trial by jury.

          8.2 Arbitration Procedure and Arbitrator’s Authority. In the arbitration proceeding, each party shall be entitled to engage in any type of discovery permitted by the Federal Rules of Civil Procedure, to retain its own counsel, to present evidence and cross-examine witnesses, to purchase a stenographic record of the proceedings, and to submit post-

hearing briefs. In reaching his/her decision, the arbitrator shall have no authority to add to, detract from, or otherwise modify any provision of this Agreement. The arbitrator shall submit with the award a written opinion which shall include findings of fact and conclusions of law. Judgment upon the award rendered by the arbitrator may be entered in any court having competent jurisdiction.

          8.3. Effect of Arbitrator’s Decision; Arbitrator’s Fees. The decision of the arbitrator shall be final and binding between the parties as to all claims which were or could have been raised in connection with the dispute, to the full extent permitted by law. In all cases in which applicable federal law precludes a waiver of judicial remedies, the parties agree that the decision of the arbitrator shall be a condition precedent to the institution or maintenance of any legal, equitable, administrative, or other formal proceeding by the Executive in connection with the dispute, and that the decision and opinion of the arbitrator may be presented in any other forum on the merits of the dispute. If the arbitrator finds that the Executive was terminated in violation of law or this Agreement, the parties agree that the arbitrator acting hereunder shall be empowered to provide the Executive with any remedy available should the matter have been tried in a court, including equitable and/or legal remedies, compensatory damages and back pay. The arbitrator’s fees and expenses and all administrative fees and expenses associated with the filing of the arbitration (the “Fees”) shall be borne by the non-prevailing party.

     9. Section 162(m) Limits. Notwithstanding any other provision of this Agreement to the contrary, if and to the extent that any remuneration payable by the Company to the Executive for any year would exceed the maximum amount of remuneration that the Company may deduct for that year under Section 162(m) (“Section 162(m)”) of the Internal Revenue Code of 1986, as amended (the “Code”), payment of the portion of the remuneration for that year that would not be so deductible under Section 162(m) shall, in the sole discretion of the Board, be deferred and become payable at such time or times as the Board determines that it first would be deductible by the Company under Section 162(m), with interest at the “short-term applicable rate” as such term is defined in Section 1274(d) of the Code. The limitation set forth under this Section 9 shall not apply with respect to any amounts payable to the Executive pursuant to Article 5 hereof.

     10. Assignment. The Company shall have the right to assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any corporation or other entity with or into which the Company may hereafter merge or consolidate or to which the Company may transfer all or substantially all of its assets, if in any such case said corporation or other entity shall by operation of law or expressly in writing assume all obligations of the Company hereunder as fully as if it had been originally made a party hereto, but may not otherwise assign this Agreement or its rights and obligations hereunder. The Executive may not assign or transfer this Agreement or any rights or obligations hereunder.

     11. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Florida, without reference to the conflict of laws rules or principles thereof.

     12. Jurisdiction and Venue. The parties acknowledge that a substantial portion of the negotiations, anticipated performance and execution of this Agreement occurred or shall occur in

Palm Beach Gardens, Florida and that, therefore, without limiting the jurisdiction or venue of any other federal or state courts, each of the parties irrevocably and unconditionally (a) agrees that any suit, action or legal proceeding arising out of or relating to this Agreement which is expressly permitted by the terms of this Agreement to be brought in a court of law, shall be brought in the courts of record of the State of Florida in Palm Beach County or the court of the United States, Southern District of Florida; (b) consents to the jurisdiction of each such court in any such suit, action or proceeding; (c) waives any objection which it or he may have to the laying of venue of any such suit, action or proceeding in any of such courts; and (d) agrees that service of any court papers may be effected on such party by mail, as provided in this Agreement, or in such other manner as may be provided under applicable laws or court rules in such courts.

     13. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof and, upon its effectiveness, shall supersede all prior agreements, understandings and arrangements, both oral and written, between the Executive and the Company (or any of its affiliates) with respect to such subject matter. This Agreement may not be modified in any way unless by a written instrument signed by both the Company and the Executive.

     14. Notices. All notices required or permitted to be given hereunder shall be in writing and shall be personally delivered by courier, sent by registered or certified mail, return receipt requested or sent by confirmed facsimile transmission addressed as set forth herein. Notices personally delivered, sent by facsimile or sent by overnight courier shall be deemed given on the date of delivery and notices mailed in accordance with the foregoing shall be deemed given upon the earlier of receipt by the addressee, as evidenced by the return receipt thereof, or three (3) days after deposit in the U.S. mail. Notice shall be sent (i) if to the Company, addressed to Correctional Properties Trust, 3300 PGA Boulevard, Suite 750, Palm Beach Gardens, Florida 33410, attention: Chairman of the Compensation Committee, with a copy to the Chairman of the Board at the Chairman’s business address as reflected on the records of the Company, and (ii) if to the Executive, to his address as reflected on the payroll records of the Company, or to such other address as either party shall request by notice to the other in accordance with this provision.

     15. Benefits; Binding Effect. This Agreement shall be for the benefit of and binding upon the parties hereto and their respective heirs, personal representatives, legal representatives, successors and, where permitted and applicable, assigns, including, without limitation, any successor to the Company, whether by merger, consolidation, sale of stock, sale of assets or otherwise.

     16. Right to Consult with Counsel; No Drafting Party. The Executive acknowledges having read and considered all of the provisions of this Agreement carefully, and having had the opportunity to consult with counsel of his own choosing, and, given this, the Executive agrees that the obligations created hereby are not unreasonable. The Executive acknowledges that he has had an opportunity to negotiate any and all of these provisions and no rule of construction shall be used that would interpret any provision in favor of or against a party on the basis of who drafted the Agreement.

     17. Severability. The invalidity of any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall not affect the enforceability of the remaining portions of this Agreement or any part thereof, all of which are inserted conditionally on their being valid in law, and, in the event that any one or more of the words, phrases, sentences, clauses, provisions, sections or articles contained in this Agreement shall be declared invalid, this Agreement shall be construed as if such invalid word or words, phrase or phrases, sentence or sentences, clause or clauses, provisions or provisions, section or sections or article or articles had not been inserted. If such invalidity is caused by length of time or size of area, or both, the otherwise invalid provision will be considered to be reduced to a period or area which would cure such invalidity.

     18. Waivers. The waiver by either party hereto of a breach or violation of any term or provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach or violation.

     19. Damages; Attorneys Fees. Nothing contained herein shall be construed to prevent the Company or the Executive from seeking and recovering from the other damages sustained by either or both of them as a result of its or his breach of any term or provision of this Agreement. In the event that either party hereto seeks to collect any damages resulting from, or the injunction of any action constituting, a breach of any of the terms or provisions of this Agreement, then the party found to be at fault shall pay all reasonable costs and attorneys’ fees of the other.

     20. Waiver of Jury Trial. The Executive and the Company each hereby knowingly, voluntarily and intentionally waives any right that the Executive or the Company may have to a trial by jury in respect of any litigation based hereon, or arising out of, under or in connection with this Agreement and any agreement, document or instrument contemplated to be executed in connection herewith, or any course of conduct, course of dealing statements (whether verbal or written) or actions of any party hereto.

     21. No Set-off or Mitigation. The Company’s obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others. In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement.

     22. Section Headings. The article, section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

     23. No Third Party Beneficiary. Nothing expressed or implied in this Agreement is intended, or shall be construed, to confer upon or give any person other than the Company, the Executive and their respective heirs, personal representatives, legal representatives, successors and permitted assigns, any rights or remedies under or by reason of this Agreement.

     24. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument and agreement.

     IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first above written to be effective as specified herein.

COMPANY: CORRECTIONAL PROPERTIES TRUST, a Maryland real estate investment trust
By /s/ Clarence Anthony
Name:	Clarence Anthony
Title:	Chairman of the Compensation Committee

EXECUTIVE:
/s/ Charles R. Jones
Charles R. Jones